UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2020 (June 3, 2020)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts		02462
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Registered Direct Offering of Shares

On June 3, 2020, Allena Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue, in a registered direct offering, an aggregate of 7,317,074 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, at a purchase price of $2.05 per share for aggregate gross proceeds to the Company of approximately $15.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company (the “Registered Offering”). The Purchase Agreement contains customary representations, warranties and agreements by the Company, including indemnification of the Purchasers against certain liabilities, and customary conditions to closing. The Registered Offering is expected to close on June 5, 2020, subject to satisfaction of customary closing conditions.

The Shares are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2018, as amended, and was declared effective on December 26, 2018 (File No. 333-228656) and a prospectus supplement thereunder filed on June 5, 2020.

The Company engaged H.C. Wainwright & Co., LLC (“Wainwright”) to act as its exclusive placement agent, on a reasonable best efforts basis, in connection with the Registered Offering. The Company agreed to pay Wainwright a cash fee of 8.0% of the aggregate gross proceeds in the Registered Offering. The Company also agreed to pay Wainwright an additional $40,000 as a management fee and to pay Wainwright for certain expenses in connection with the Registered Offering in an aggregate amount not to exceed $47,900 (including a clearing fee of $12,900). The net proceeds to the Company from the Registered Offering, after deducting Wainwright’s fees and expenses and the Company’s estimated offering expenses are expected to be approximately $13.5 million.

The foregoing description of the Purchase Agreement, is not complete and is qualified in their entireties by reference to the full text of the form of the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1, to this Current Report on Form 8-K and are incorporated by reference herein.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement are incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The legal opinion, including the related consent, of Goodwin Procter, LLP relating to the legality of the issuance and sale of the Shares is filed as Exhibit 5.1 hereto.

Item 8.01 Other Events

On June 3, 2020, the Company issued a press release announcing the Registered Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Exhibit 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Goodwin Procter, LLP

10.1	Form of Securities Purchase Agreement

23.1	Consent of Goodwin Procter, LLP (contained in Exhibit 5.1)

99.1	Press Release dated June 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2020	Allena Pharmaceuticals, Inc.

	By:	/s/ Edward Wholihan
Edward Wholihan
Chief Financial Officer